SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO
SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940; and in connection with such notification of registration submits the following information:

Name: Santander AM Funds Trust

Address of Principal Business Office:

2 Morrissey Boulevard
Dorchester, MA 02125
Telephone Number:  617-379-4329

Name and address of agent for service of process:

Xiomara Corral
Santander AM Funds Trust
2 Morrissey Boulevard
Dorchester, MA 02125
Telephone Number:  617-379-4329

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:   YES [X]   NO [ ]

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and Commonwealth of Massachusetts on the 18th day of September, 2013.

Santander AM Funds Trust

By: /s/ Jose Manuel Garcia de Sola Arriaga
Name:	Jose Manuel Garcia de Sola Arriaga
Title: President

Attest:	/s/ Xiomara Corral
Name: Xiomara Corral
Title: Secretary